Exhibit 10.1

September 7, 2016

Sense Technologies, Inc.
Bruce Schreiner
2535 N. Carleton Avenue
Grand Island, NE  68803

STRICTLY CONFIDENTIAL

Dear Sirs:

This letter serves as a binding letter of intent between R and D USA, LLC a Nebraska Limited Liability Company d/b/a Scribner Natural Products (collectively "we" or the "Investor") and Sense Technologies, Inc. ( "the Company" or “Sense”), a corporation established under the laws of British Columbia, Canada and having a place of business at 2535 N. Carleton Avenue, Grand Island, Nebraska, United States whereby the Investor hereby proposes to the company to acquire a portion of the issued share capital in the Company, by way of subscription of new shares and/or (if thought desirable) derivative instruments convertible into shares of the Company, together with all rights, benefits and interest thereof or arising therefrom or in connection thereto, and free from liens, charges, encumbrances or third party rights, in consideration for which we shall transfer and assign all of our beneficial interests ("Business Interests") in Scribner's' soy meal and soy oil products and Soy non-GMO products, certified Soy organic products, refined Soy oils, agricultural Soy oils, and other related Soy Based specialty fertilizer crop products, including all intellectual property, the last being inclusive of all present and future patents and/or patent applications of Scribner’s Soy Based Products .

1.   Structure.  At present, we are structuring the transaction as a sale of the business assets and interests to the Company, in consideration for which the Company shall raise $1,000,000 for the purpose of working capital for the soybean processing mill, and assist with acquiring an $800,000 real estate, equipment loan and working capital loan to settle all accounts with current lien holders for the facility and equipment located at 137 Pebble St. Scribner, NE 68057, loan and issue and allot to the Investor, or as we direct, (i) common shares and (ii) convertible preferred shares, which shares will be identical to the common shares of the Company except that they will have a conversion feature permitting the holder of such shares to convert them into an aggregate number of common shares.  Such process will commence at the date of the signing of this agreement. The shares will be issued in two tiers of 1,000,000 common shares to each David Dennis and Richard Bell or their respective assignees. 1,000,000 shares split between them upon signing this agreement and 1,000,000 split between them upon getting the plant in Scribner, Nebraska, to be currently producing products.  In addition there will be $7,000,000 in Preferred convertible shares in the quantity of 700,000 preferred shares that will be convertible at 20 common shares to one preferred share to result in 14 million shares of common stock, and will have voting rights of that many shares of common stock whether the shares have been converted or not.  The common preferred convertible shares may be issued to more than one assigned entity or person as designated by David Dennis and Richard Bell. The Execution of this transition will in no way be impeded by the Company. We may, however, opt for another form of transaction, based upon a review of the proposed tax, financial, corporate and legal structures, and other legitimate considerations of the Investor (and such transaction, in any form whatsoever, being referred to herein as an "acquisition").  No commissions or investment fees will be paid regarding this transaction. In addition upon signing of this agreement by all parties, Richard W. Bell and David E. Dennis will be appointed to the Board of Sense Technologies, Inc., and will each be given the title of Executive Vice President or other title as determined by the board of the company and/or Bruce Schreiner.

2.   Transition Period.  Upon your execution of this Agreement, During the Transition Period (Expected to take 4 weeks), the Company will allow us, the investor, and our agents, lawyers, accountants and advisors ("Advisors") full and complete access to the Company's books, records, information and data relating to the business affairs, financial legal, structural and regulatory conditions of the Company and its current business of developing and marketing automotive backing awareness products (Existing Company Business").  You will use your best endeavors to ensure that any information provided to Investor or our Advisors is accurate and not misleading. During the Transition Period, we will use our reasonable endeavors to procure the Company's access to the financial, legal and operational affairs of the Investor.

3.   Binding Agreement.  This Agreement is a Definitive Agreement between the parties as outlined herein. Closing will occur subject to the events listed in Annexure A hereto and such other conditions customary to the nature of the acquisition.

If any party shall be in breach of the obligations above, then the breaching party shall be liable to indemnify the non-breaching party against all claims, liabilities, costs and expenses suffered or incurred therefore.  The Company shall promptly advise Richard Bell, David Dennis and the Investor of all the material terms and conditions of any inquiries or proposals relating to an Acquisition Transaction and the identity of the party making any such inquiry or proposal or on whose behalf such inquiry or proposal is being made.

4.   Operation of the Business.  The proposed terms and conditions set forth herein are based upon the assumption that (i) the Company will continue to maintain its status as a public reporting company, with its shares available for quotation and trading on the OTC, (ii) it will continue to carry Existing Company Business in the ordinary course of business consistent with its practice, and (iii) its financial position shall not materially deteriorate from that as at February 28, 2016 or its latest SEC filing of its financial information.  Without prejudice to the generality of the foregoing, the Company shall (a) not enter into or amend any existing agreements and contracts (otherwise than in the ordinary course of business) including but not limited to agreements with its directors or officers or employees, or (b) enter into any new transaction or arrangement other than in the ordinary course of business

5.   Confidentiality

5.1  Each of the parties, Richard Bell, David Dennis and the Investor and the Company (each, a "Party") shall not, without the prior written approval of the other Party, disclose or use for any purpose as contemplated in this Agreement, the other Party's Confidential Information.

5.2   Each party shall take reasonable steps to ensure that its employees, servants and agents and any contractors or sub-contractors engaged for the purpose of the transactions in this Agreement, do not make public, disclose or use for any other purpose the other Party's Confidential Information.

5.3   Each Party (in this paragraph, "recipient Party") shall on demand from the other Party return to the other Party, or, at the option of the other Party, destroy, any documents, records or material s supplied by the other Party to the recipient Party in connection with the transactions contemplated by this Agreement.

5.4   For the purpose of this Clause 6, "Confidential Information" means the confidential information of a Party which related to the subject matter of this Agreement and the Due Diligence Exercise and includes information relating to:

(a)	the business, financial and operational information and plans of the Company;

(b)	the business, financial and operational information of the Investor;

(c)	any information proprietary to, or otherwise designated in writing as confidential by, the disclosing Party; and
(d)	the subject matter of this Agreement to be entered into between the Parties (if any) and the identity of the Parties but excluding any information which:

(a)	is in or comes into public domain prior to the disclosure by the disclosing Party thereof;

(b)	is independently developed by the disclosing Party without breach of this paragraph;

(c)	is received by the disclosing Party without confidentiality limitation from a third party, or

(d)
is required to be disclosed pursuant to a statutory obligation, the rules and regulations of applicable stock exchanges, any other federal, state or foreign regulatory agency, FINRA and/or any stock exchange where the securities of the Company is or may become listed, the order of a court or competent jurisdiction or that of a competent regulatory body.

Notwithstanding Clause 5.4(d), the Company acknowledges and agrees that it will, if required by the Investor and/or the Business Interests, enter into separate confidentiality agreements with them on such terms as they may require agreeing to keep confidential, and use only for the purposes of assessing whether to proceed with the transactions contemplated herein, al information supplied by them relating to their business affairs, financial, legal and other conditions of their business, or of which the Company may become aware, pursuant to the Due Diligence exercise to be carried out by the Company.

6.   Notices.  Notices regarding this Agreement should be sent to:

R and D, USA, LLC	Sense Technologies, Inc.
Richard W. Bell	Bruce Schreiner
137 Pebble Street	2535 N. Carleton Avenue
Scribner, NE 68057	Grand Island, NE 68803

7.   Governing Law.  This  agreement shall be governed by, and construed in accordance with the laws of Nebraska without regard to the principles of conflicts of laws applied thereby, and shall supersede any and all prior written or oral agreements between the parties hereto.  No change, modification, alteration, or addition to any provision of this Letter of Intent shall be binding unless in writing and signed by an authorized representative of each of the parties hereto.

 8.   Counterparts.  Acceptance of this agreement may be executed in any number of counterparts, each of which when delivered shall be deemed an original and all of which together shall constitute one and the same document.  Signatures may be made by facsimile transmission.

We, the undersigned hereby acknowledge and confirm our acceptance of this agreement.
Yours sincerely,
For and on behalf of
R and D USA, LLC
d/b/a Scribner Natural Products

__________________________ ________________________
/s/ Richard W. Bell                            /s/ David E. Dennis
Name: Richard W. Bell                      Name: David E. Dennis
Title: Member/Manager                   Title: Member/Manager
Date: September 7, 2016                   Date: September 7, 2016

For and on behalf of
Sense Technologies, Inc.

/s/ Bruce Schreiner
Name: Bruce Schreiner
Title: President
Date: September 7, 2016

ANNEX A

Conditions Precedent

(i)
All necessary regulatory approvals to enter into and consummate the transactions provided in this shall have been obtained, and all applicable publication and other requirements under the applicable laws, rules and regulations have been fully satisfied or complied with, as applicable; and

(ii)
Employment contracts with the key people on terms satisfactory to the Investor and the Company (and which include customary confidentiality, irrevocable assignment of intellectual property as outlined above, non-solicitation and non-competition covenants) will be executed, and compensation for each of Richard Bell and David Dennis will be set at $180,000 annualized each for a three-year period, with an increase for inflation only during that three-year period. Compensation for each of Brian Bangs and Bruce Schreiner will be set at $90,000 annualized each for a three year period with an increase for inflation only during that three year period. Compensation may be deferred based upon availability of funds but in that case the compensation will continue to accrue as outlined above.